UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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PYRAMID BREWERIES INC.

(Name of Registrant as Specified In Its Charter)

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PYRAMID BREWERIES INC.
91 South Royal Brougham Way
Seattle, Washington 98134

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders of Pyramid Breweries Inc. (the “Company”) will be held at the Pyramid Alehouse at 1201 First Avenue South, Seattle, Washington on Wednesday, May 23, 2007 at 9:00 a.m., for the following purposes:

1.	To elect two Class III members of the Board of Directors for a three-year term, and two Class II members for a two-year term.

2.	To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

All shareholders are requested to be present at the Annual Meeting either in person or by proxy. Only shareholders of record at the close of business on April 16, 2007 are entitled to notice of and to vote at the meeting. For the convenience of those shareholders who do not expect to attend the meeting in person and desire to have their shares voted, a form of proxy and an envelope, for which no additional postage is required, are enclosed. Shareholders who have previously voted but attend the meeting may change their vote at the meeting.

Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and mail promptly the accompanying proxy card in the return envelope furnished for that purpose as soon as possible. Your cooperation is appreciated since at least one-third of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By Order of the Board of Directors

/s/  Michael R. O’Brien
Michael R. O’Brien
Secretary

April 27, 2007

i

PYRAMID BREWERIES INC.

PROXY STATEMENT
For Annual Meeting of Shareholders
To Be Held May 23, 2007

INFORMATION ABOUT THE MEETING

Solicitation and Meeting Location

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Pyramid Breweries Inc. (the “Company” or “Pyramid”) to be voted at the annual meeting of shareholders to be held at 9:00 am on Wednesday, May 23, 2007, at the corporate headquarters in Seattle, and at any adjournments or postponements thereof (the “Annual Meeting”). The individuals named as proxies are Michael O’Brien and Scott Barnum.

The Company’s corporate headquarters are located at 91 South Royal Brougham Way, Seattle, Washington 98134. The accompanying notice of meeting, this Proxy Statement and the form of proxy are being first sent to shareholders on or about April 27, 2007.

In addition to mailing this material to shareholders, the Company has asked banks and brokers to forward copies to persons for whom they hold stock of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers, directors and regular employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact.

Purpose of the Meeting

The purpose of the meeting is to:

•	Elect two Class III members of the Board of Directors for a three-year term, and two Class II members for a two-year term, and until their successors have been elected and qualified.

•	Ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year 2007.

Voting and Revocation of Proxies

All shares represented by proxies received will be voted in accordance with instructions contained therein. In the absence of voting instructions, shares represented by proxies will be voted FOR the election of all director nominees and FOR the proposal to ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. A shareholder giving a proxy has the power to revoke it at any time before it is voted at the Annual Meeting. A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date or (c) by notifying the Secretary of the Company in writing, at the Company’s address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date. Proxy cards that are signed and returned without specifying a vote or an abstention on any proposal specified therein will be voted according to the recommendations of the Board of Directors on such proposals.

Record Date

Only shareholders of record at the close of business on April 16, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting. On April 16, 2007, there were 9,156,578 shares of common stock, par value $.01 per share issued and outstanding, representing all of the voting securities of the Company. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.

Quorum

The holders of one-third of the common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and withhold votes on the election of directors and negative votes, abstentions and broker non-votes on the other proposal to be voted for purposes of determining the presence of a quorum. Transaction of business may occur at the meeting if a quorum is present.

Voting on Matters Presented

With respect to the election of directors (Proposal No. 1), the nominees receiving the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected. In a plurality election, such as this, a “withhold” vote will have no impact on the outcome of the election because approval by a certain percentage of shares present or outstanding is not required. The proposal relating to the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm (Proposal No. 2) will be adopted if a majority of votes are cast in favor of the proposal. Abstentions from voting on this matter will have no effect on the outcome because abstentions do not represent votes cast “FOR” or “AGAINST” this proposal.

Voting of Proxies by Shareholders of Record and by Beneficial Owners

A significant percentage of Pyramid’s shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholders of Record.  If your shares are registered directly in your name with Pyramid’s transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you directly by Pyramid. As the shareholder of record, you have the right to grant your voting proxy directly to Pyramid or to vote in person at the Annual Meeting. The Company has enclosed a proxy card for you to use.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. If you are a beneficial owner of Pyramid shares and do not provide the shareholder of record with voting instructions, your beneficially owned shares may constitute broker non-votes, as described below. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.

Broker non-votes are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Therefore, broker non-votes will have no effect on the matter presented at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares. However, we expect that there will be no broker non-votes because brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of directors and ratification of the appointment of our independent registered public accounting firm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The Company’s Amended and Restated Bylaws provide that the number of directors must fall within a range of three to nine. The Board of Directors currently has seven members. Generally, and in accordance with the Company’s Articles of Incorporation, directors are elected for terms of three years, which are staggered such that approximately one-third of the directors are elected each year, and directors serve until their successors have been elected and qualified. During 2006, following the resignation of John Lennon as a director and the Chief Executive Officer and President of the Company and Scott Barnum’s appointment as Chief Executive Officer and President of the Company and resignation from the audit committee, the Board appointed Helen Rockey to fill the vacancy. On February 7, 2007, the Board increased the size of the Board to seven members and appointed David Rostov to the Board of Directors.

In accordance with the above, the Board of Directors nominated current directors Kurt Dammeier and Helen Rockey for re-election as a Class III director, to serve for a three-year term to expire in 2010, and David Rostov to serve as a Class II director, to serve for a two-year term to expire in 2009, and until their successor is elected or until their earlier resignation or removal. The Board has also nominated Jurgen Auerbach to serve on the Company’s Board as a Class II director, to serve for a two-year term to expire in 2009. Mr. Auerbach is being nominated to replace director Lee Andrews who will be resigning from Pyramid’s Board effective immediately following the 2007 Annual Meeting. If elected, Mr. Auerbach will also be appointed to serve on the Audit Committee. The nominees have indicated that they are willing and able to serve as a director. If at the time of the Annual Meeting any nominee becomes unable or unwilling to serve as a director, the persons named as proxies will vote for the remaining nominees and for any other person designated by the Board of Directors as a nominee, or the size of the Board of Directors will be reduced.

The Board of Directors unanimously recommends that you vote
FOR the election of each of the nominees to the Board

BOARD OF DIRECTORS AND NOMINEES

The following table sets forth information regarding the nominees for election and each other director whose term of office will continue after the Annual Meeting.

			Expiration
Name	Current Position with Company(1)	Age(2)	of Term	Class

Nominees for Director
Kurt Dammeier	Director	48	2010	III
Helen Rockey	Director	51	2010	III
Jurgen Auerbach	Nominee	36	2009	II
David Rostov	Director	41	2009	II
Continuing Directors
George Hancock	Chairman of the Board	62	2008	I
Scott Barnum	President, Chief Executive Officer and Director	51	2008	I
Scott Svenson	Director	41	2009	II
Resigning Director
Lee Andrews *	Director	55	2009	II

*	Mr. Andrews intends to resign from the Board effective at the 2007 Annual Meeting.

(1)	For a description of certain committees of the Board of Directors and the members of such committees, see “Meeting and Committees of the Board of Directors” below.

(2)	Age as of April 16, 2007.

Background of Nominees and Members of the Board of Directors

Director Nominees

Jurgen Auerbach (36) — Nominee

Mr. Auerbach is being nominated to the Board of Directors at the 2007 Annual Meeting. Mr. Auerbach served as the Chief Financial Officer of Ghirardelli Chocolate Company, a manufacturer of premium chocolates from May 2000 through June 2006. Prior to joining Ghirardelli, he served as the Corporate Controller of Lindt & Sprungli Group in Zurich, Switzerland. Mr. Auerbach earned his MBA equivalent degree in Finance and Business Management at the University of Zurich, Switzerland; and his BA equivalent degree at the Winterthur School of Business in Switzerland. Mr. Auerbach serves on the boards of several business associations.

Kurt Dammeier (48) — Director

Mr. Dammeier has been a director since June 1999 and also served as our Chairman of the Board from December 1999 until May 2001. Mr. Dammeier is a private investor and sole manager of Sugar Mountain Capital, LLC, an investment company. Mr. Dammeier was President and Chief Executive Officer of Quebecor Integrated Media, an information services company. Mr. Dammeier earned a Bachelor’s Degree from Washington State University.

Helen Rockey (51) — Director

Ms. Rockey was appointed to the Board in November 2006. Ms. Rockey is Vice Chair of Sababa Group Inc, an international toy and game company. Rockey was previously the Chief Executive Officer of Front Porch Classics, a privately-owned Seattle-based company that develops, manufacture and markets family, classic and coffee table games. Prior to that time, Ms. Rockey founded Wildbleutm, a privately-owned company that designs and sells sleepwear, where she also currently serves as a board member. She previously held CEO positions at athletic footwear retailer, Just for Feet, and worldwide athletic footwear and apparel company, Brooks Sports. She also served six years as a director of the Federal Reserve Board of San Francisco, Seattle Branch. Ms. Rockey received her Bachelor’s degree in Economics, and her Master’s Degree in Administration, both from the University of Washington, and serves on the school’s advisor board.

David Rostov (41) — Director

Mr. Rostov was appointed to the Board in February 2007. Mr. Rostov currently serves as CEO of Lighthouse Document Technologies. Prior to that time, Mr. Rostov served as the Chief Financial Officer of InfoSpace, Inc. between 2003 and 2006. Prior to that, he was the Chief Financial Officer of Apex Learning Inc., and previously served as the Chief Financial Officer of drugstore.com, inc. and Nextel International, Inc. Mr. Rostov received his Bachelor’s Degree in Economics from Oberlin College, and his Master’s Degree in Business Administration and Master’s Degree in Public Policy from the University of Chicago.

Continuing Directors

Scott S. Barnum (51) — Director, President and Chief Executive Officer

Mr. Barnum has been a director since February 1999. Effective June 30, 2006, Mr. Barnum was appointed President and Chief Executive Officer of the Company. Prior to that time, since July 2002, Mr. Barnum served as the President of Cocoa Pete’s Chocolate Adventures, a premium chocolate company founded by the creator of Pete’s Wicked Ale. In February 2001, he co-founded Plan B, a consumer marketing consultancy and “think tank” and was its Managing Partner from February 2001 to July 2002. From January 1999 to February 2000, Mr. Barnum was Vice President/General Manager — International for eBay Inc, an online auction company. From June 1997 to September 1998, Mr. Barnum served as President and Chief Operating Officer of Pete’s Brewing Company, formerly the nation’s second largest brewer of craft beers. His beer background also includes four years with Miller Brewing Company (Miller), where he held several senior level marketing management appointments and where he ultimately launched and became General Manager of Miller’s specialty beer division. Prior to Miller, Mr. Barnum spent eight years in brand management with PepsiCo Inc., a food and beverage company, in its soft drink and snack divisions, both domestically and internationally. Mr. Barnum earned an MBA from Columbia University and a Bachelor’s of Business Administration Degree from Pacific Lutheran University.

George Hancock (62) — Chairman of the Board

Mr. Hancock has been a director of the Company since 1989. Mr. Hancock served as our Chief Executive Officer from May 1992 until his retirement in December 1999, and as our Chairman of the Board from January 1997 to December 1999, as well as our interim Chief Executive Officer from February 2004 to August 2004 and Chairman of the Board since February 2004. Mr. Hancock previously served as our Chairman of the Board from July 1989 until July 1995. Since June 2005, Mr. Hancock has been President of Electrotechnology, Inc., a marine electrical contracting company. He was President of Penknife Computing, Inc., a computer software company, from 1988 to May 1992. Mr. Hancock was previously employed by the international accounting firm of Coopers & Lybrand, where he was primarily responsible for management consulting projects. Mr. Hancock was also the founder of two startup software companies in England and the United States. He was awarded a Masters in Business Administration by Cranfield Institute of Technology, England in 1981. He qualified as an accountant in England in 1967.

Scott Svenson (41) — Director

Mr. Svenson has been a director since August 2001. Since January 2002, Mr. Svenson has been Chairman and Managing Partner of The Sienna Group, a private investment group based in Seattle and London. From February 1999 to October 1999, Mr. Svenson was President of Starbucks Europe, a retail coffee company, during which time he authored its European Strategic Plan, and from May 1998 to February 1999 was President of Starbucks UK. In 1994 Mr. Svenson co-founded Seattle Coffee Company, the first gourmet coffee retailer and wholesaler in the United Kingdom, which he built to over 70 locations before selling the company to Starbucks in early 1998. Mr. Svenson previously served as Deputy Chief Executive of CrestaCare plc, the third largest long-term healthcare provider in the UK and as an advisor to high growth, middle market companies with Apax Partners and Drexel Burnham Lambert, investment banking firms. Mr. Svenson earned a Bachelor’s Degree from Harvard University.

Resigning Director

Lee Andrews (55) — Director

Mr. Andrews has been a director since July 2005. Mr. Andrews was a partner with Tatum LLP (“Tatum”), a national professional services firm providing financial and technology leadership and strategic solutions, until December 2006 at which time he returned to independent consulting. With Tatum, Mr. Andrews provided consulting services on special financial projects including a management buyout, financial structure planning and funding, and audit and SEC reporting issues. He served as a part-time or interim Chief Financial Officer of Tatum clients, and as the interim Chief Executive Officer of a national containerized storage and moving company. Mr. Andrews has over 30 years of diversified financial management and international business experience. He served major public accounting clients with Coopers & Lybrand in London, UK; Johannesburg, South Africa; and Manhattan, NY. He later held senior financial executive roles with public and private companies in Manhattan, NY, and Seattle, WA. Mr. Andrews’ industry experience includes manufacturing, high technology, engineering, distribution, oil and gas field servicing, and mortgages. He serves on the board of directors of a specialty packaging products company. A British citizen, Mr. Andrews is a Fellow of the Institute of Chartered Accountants in England and Wales, and holds a BSc degree in Physics from London University.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. The Company works towards operating within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. The Board periodically reviews Pyramid’s governance policies and practices against those suggested by various groups or authorities active in corporate governance and practices of other companies, as well as the requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes Act”), related SEC rules and the listing standards of Nasdaq.

You can access our current Audit and Compensation Committee charters, Code of Ethics for Senior Financial Officers and Code of Conduct for Officers, Directors and Employees by visiting the Company’s Website and clicking on the Investor Relations link within the “About Pyramid” section on the Company’s home page (www.pyramidbrew.com), or by writing to: Pyramid Breweries Inc., c/o the Corporate Secretary, 91 South Royal Brougham Way, Seattle, Washington 98134.

Independence of the Board of Directors

The Board has analyzed the independence of each director and nominee in accordance with the Nasdaq rules and has determined that the following members of the Board meet the applicable laws and listing standards regarding “independence” required by Nasdaq, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. Based on these standards, the Board determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and shareholder:

Lee Andrews	Helen Rockey
Jurgen Auerbach	David Rostov
Kurt Dammeier	Scott Svenson

In addition, based on such standards, the Board determined that neither Scott Barnum, our President and Chief Executive Officer nor George Hancock, who served as our interim Chief Executive Officer from February 2004 to August 2004, are independent because they are or were during the last three years an executive officer of the Company.

Code of Ethics and Code of Conduct

We have adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Controller, Vice President of Finance and Chief Accounting Officer and persons performing similar functions. We have also adopted a Code of Conduct applicable to all employees, officers and directors. These codes are posted on our website. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code of Ethics with respect to the covered persons by posting such information on our website.

Shareholder Communications with the Board of Directors

Shareholders may contact our Board of Directors as a group or individually by mail directed to the Chairman of the Board of Directors, c/o Corporate Secretary, at 91 South Royal Brougham Way, Seattle, WA 98134. Shareholder communications received by the Corporate Secretary will be promptly forwarded to the specified director or to the full Board of Directors, as applicable. Shareholders should clearly specify in each communication the name of the individual director or group of directors (such as “Independent Directors”) to whom the communication is addressed. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2008 Annual Meeting of Shareholders should follow the procedures specified under the section “Shareholder Proposals” below.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Attendance

The Board of Directors met 10 times during 2006. Each of the Company’s current directors attended at least 75% of the aggregate number of Board meetings and Board committee meetings of which he or she was a member. The Company does not have a specific policy regarding director attendance at the annual meeting of shareholders; however, all directors are encouraged to attend if available. Messrs. Hancock, Andrews, Barnum, Dammeier, and Lennon were present at the 2006 annual meeting. The Board of Directors has established, among others, an Audit Committee and Compensation Committee.

Committee Memberships

Audit Committee	Compensation Committee

David Rostov (Chair)*	Helen Rockey (Chair)*
Lee Andrews	Kurt Dammeier
Scott Svenson	Scott Svenson

*	Mr. Rostov joined the Board in February 2007, and Ms. Rockey joined the Board in November 2006.

Audit Committee

The Audit Committee, governed by its charter, represents and assists the Board of Directors in fulfilling its oversight responsibility relating to the quality and integrity of the Company’s corporate accounting and financial reporting practices. Each current member of the Audit Committee is independent within the meaning of the Nasdaq Marketplace Rules. Additionally, each Audit Committee member is “financially sophisticated” under applicable Nasdaq rules. The Board of Directors has determined that each member serving on the Audit Committee meets the definition of “financial expert,” within the meaning of applicable SEC rules. The Audit Committee met six times during 2006.

The Audit Committee is responsible for the oversight of the quality and integrity of Pyramid’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of independent auditors to perform audit and non-audit services and related fees;

•	meet independently with management and the independent auditors to review and discuss the financial statements and financial disclosure;

•	review the integrity of financial reporting process;

•	review and approve related persons transactions; and

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters.

Compensation Committee

The Compensation Committee (“the Committee”) reviews the performance of the Company’s Chief Executive Officer (“CEO”) and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity-based incentives. In determining the CEO’s compensation, the Committee evaluates several performance factors, including the Company’s financial results, and levels of compensation of the Company’s peers, and recommends to the Board salaries and bonuses for the Company’s executive officers. The Committee is also responsible for administering the Company’s equity incentive plans. Each current member of the

Compensation Committee is independent within the meaning of the Nasdaq Marketplace Rules. The Compensation Committee met three times in 2006.

Director Nomination Procedures

The Board of Directors does not currently have a standing nominating committee since the relatively small size of the Board allows for the entire Board to carry out nominating responsibilities. A majority of our independent directors must recommend nominees for selection by the entire Board. The Board has established Director Selection Guidelines for guidance in determining and identifying Director qualification requirements, Board composition criteria and the procedure for the selection of new Directors, which can be found on our website at http://www.pyramidbrew.com/about/investor.php. In accordance with the Director Selection Guidelines, the Board of Directors will review the following considerations, among others, in its evaluation of candidates for Board of Director nomination: personal and professional ethics training; commitment to fulfill the duties of the Board of Directors; commitment to understanding the Company’s business; commitment to engage in activities in the best interests of the Company; independence; diversity; industry knowledge and contacts; financial or accounting expertise; leadership qualities; public company board of director and committee experience; and other relevant qualifications. A director candidate’s ability to devote adequate time to Board of Directors and committee activities is also considered.

The Board of Directors will consider candidates recommended by shareholders. Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Board of Directors, c/o the Corporate Secretary, providing the candidate’s name, biographical data and other relevant information outlined in the Director Selection Guidelines. The Board will review shareholder-recommended nominees based on the same criteria as its own nominees. Shareholders who intend to nominate a director for election at the 2008 Annual Meeting of Shareholders must provide advance written notice of such nomination to the Corporate Secretary in the manner described below under “Shareholder Proposals.” To date, the Company has not received any recommendations from shareholders requesting that the Board consider a candidate for inclusion among the slate of nominees in the Company’s proxy statement.

COMPENSATION OF DIRECTORS

Directors receive compensation in the form of cash and, as applicable, awards in the form of common stock or stock options. The Company does not pay directors who are also employees of the Company additional compensation for their service as directors. We review the level of compensation of our directors on an annual basis. To determine the appropriate level of compensation for our directors, we obtain information from a number of different sources, including publicly available data describing director compensation in peer companies and information obtained directly from other companies.

The following table shows compensation paid or accrued for the last fiscal year to the Company’s non-employee directors. Mr. Barnum is not included in the table as he is an employee of the Company. Compensation that Mr. Barnum received during 2006 as a director prior to becoming an executive officer is reflected in the Summary Compensation Table. The footnotes to the table describe the details of each form of compensation paid to directors.

2006 Director Compensation Table

	Fees Earned
	or Paid			All Other
	in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($) (1)	($) (2)	($) (3)	($)	($)

Lee Andrews	$37,750	$—	$12,850	$—	$50,600
Kurt Dammeier	24,251	4,999	12,850	—	42,100
George Hancock	38,500	—	12,850	—	51,350
Helen Rockey(4)	1,500	—	—	—	1,500
David Rostov(5)	—	—	—	—	—
Scott Svenson	30,500	—	12,850	—	43,350

(1)	Includes the annual retainer paid to directors of $10,000, additional retainer paid to the Chairman of the Board and respective Committee Chairs, and per meeting attendance fees.

(2)	Represents the value of the stock received by Mr. Dammeier in lieu of half of his cash annual director retainer, the remainder of which he received in cash.

(3)	Represents the amount of the total fair value of the stock options that were granted to each of the non-employee directors under the Director Stock Option Plan on May 24, 2006 and that we recognized as an expense in 2006 for financial accounting purposes. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123(R) to be the closing price on May 24, 2006 ($2.57), the date that the options were granted. The options are fully vested and exercisable on the date of grant.

As of December 31, 2006, each director held in the aggregate outstanding stock options to purchase shares of Pyramid as follows: Mr. Andrews 10,000 shares; Mr. Dammeier 25,000 shares; Mr. Hancock 30,000 shares; and Mr. Svenson 25,000 shares.

(4)	Reflects the fees paid to Ms. Rockey since joining the Board in November 2006.

(5)	Mr. Rostov joined the Board in February 2007; accordingly, no compensation was paid to him during 2006 in his capacity as director. However, Mr. Rostov received $9,168 in 2006 for consulting services rendered.

Director Compensation

Pursuant to the Directors Compensation Plan, each non-employee director receives a fee of $1,500 for each Board meeting attended, $750 for each Audit Committee meeting attended and $500 for each Compensation Committee meeting attended. In addition, each non-employee director receives $10,000 as an annual retainer payable immediately following each annual meeting in common stock or cash at the director’s choice. Shares of common stock payable to directors as annual compensation are valued at the closing price of our common stock on NASDAQ on the date of such annual meeting. As of December 31, 2006, 18,872 shares of common stock had been issued under the Directors Compensation Plan as annual compensation.

The Chairman of the Board receives an additional $10,000 annual compensation, the Chairman of the Audit Committee receives an additional $5,000 annual compensation and all other committee chairs receive an additional $2,500 annual compensation, which are paid quarterly. A director asked to perform specific functions outside the usual and customary duties of a director will be compensated $1,000 per day. All directors are reimbursed for out-of-pocket expenses incurred attending Board meetings.

Non-employee directors also participate in the Non-Employee Director Stock Option Plan (“Director Stock Option Plan”). Each non-employee director immediately following the annual meeting of shareholders automatically receives an option grant to purchase 5,000 shares of common stock so long as shares of common stock remain available under the Director Stock Option Plan. The exercise price of each option is the closing price of the common stock on NASDAQ on the date of the annual meeting and is fully vested and exercisable as of that date. Each option expires ten years after the date of grant or one year after the cessation of service of the recipient director. During 2006, options to purchase 25,000 shares of common stock were granted under the Director Stock Option Plan: 5,000 shares each to Messrs. Barnum (prior to becoming an executive officer), Hancock, Andrews, Dammeier and Svenson.

MANAGEMENT

Executive Officers who are not Directors

The following sets forth information with respect to the executive officers who are not directors or nominees for director of the Company. All executive officers are elected annually by the Board of Directors and serve at the discretion of the Board.

Michael O’Brien (40) — Chief Financial Officer, Vice President of Finance, and Secretary

Mr. O’Brien was appointed Chief Financial Officer, Vice President of Finance, and Secretary in September 2006. Mr. O’Brien was formerly the Chief Financial Officer of Seattle-based Medisystems Corporation, which designs manufactures, imports and distributes medical device products. Prior to that, from 1999 to 2002, Mr. O’Brien held positions of Corporate Controller and Chief Financial Officer of Flow International Corporation, which develops and manufacturers ultrahigh-pressure waterjet technology, and provides robotics and assembly equipment. He began his financial career with KPMG. Mr. O’Brien is a Certified Public Accountant and holds a Bachelor’s Degree in Administration from Western Washington University and a Masters degree of Business Administration from Seattle University.

Patrick Coll (45) — Vice President – Alehouse Operations

Mr. Coll has been Vice President — Alehouse Operations since September 2002. Mr. Coll is responsible for directing the operational performance of the five existing alehouses as well as successfully opening and directing additional sites as they are developed. Mr. Coll has over 15 years of experience in the restaurant industry ranging from Chef to Opening Project Manager. Most recently, he held the position of Managing Partner with Essential Food Group from 2001 to 2002, a restaurant consulting company and Director of Food Service Operations for the Old Navy Division of Gap Inc, from 1998 to 2001. Prior to Gap Inc., Mr. Coll was with the Real Restaurant Group in Sausalito, California, responsible for the successful development and opening of restaurant concepts.

Mark House (48) — Vice President – Brewery Operations

Mr. House has been Vice President — Brewery Operations since July 2001. Mr. House is responsible for directing the performance of the two full production breweries and three small batch brewing facilities at our alehouse restaurants, as well as purchasing, transportation, product development, forecasting, and facility issues. Mr. House had been Director of Corporate Operations since 1999, responsible for quality assurance, product development, forecasting and distribution. He joined the Company in 1996 as Manager of Distribution/Production. Prior to joining the Company, Mr. House had 14 years of brewing industry experience with the G. Heileman Brewing Co. (Heileman). As Distribution Manager for Heileman, Mr. House was responsible for warehousing/distribution, production planning, and customer service for both the Rainier Brewery in Seattle, Washington and

Henry Weinhards Brewery in Portland, Oregon. Mr. House earned a Bachelor’s Degree from Washington State University.

Gary McGrath (47) — Vice President – Sales

Mr. McGrath was appointed as Vice President — Sales in November 1999. Mr. McGrath has over 20 years of experience in the alcohol and non-alcohol beverage industry. From 1994 to 1999, he held the position of General Manager for Miller’s northwest region, responsible for growing sales, market share and profit in a seven-state area. Also at Miller, Mr. McGrath worked as Director of National Accounts, accountable for setting strategy and developing sales in the convenience and mass merchandise channels. Prior to Miller, he held numerous sales and operating positions with Pepsi Cola USA, 7UP and Oscar Mayer. Mr. McGrath earned his Graduate Degree from Harvard University and a Bachelor’s Degree from Fredonia State University in New York.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

General Philosophy

Our compensation program for executive officers is designed to attract individuals with the skills necessary for us to achieve our business plan and goals that we believe are the most important indicators of the performance of our business, to motivate those individuals, and to retain those individuals who continue to perform at or above the levels that we expect.

Our executive officers’ compensation currently has three primary components — base compensation or salary, annual cash bonuses under our 2006 Officer Incentive Compensation Plan (“OICP”), and restricted stock awards granted pursuant to our 2004 Equity Incentive Plan, which is described below under “Bonus Programs — Long-Term Equity Incentive Compensation.” In addition, we provide our executive officers a variety of benefits that are available generally to all salaried employees.

We establish executive officer base compensation at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We designed both our bonus plans and our restricted stock awards to focus our management on achieving key company-wide and, in some cases, divisional financial targets and to reward performance in excess of these targets. We utilize cash bonuses to reward performance achievements with a time horizon of one year or less. We utilize restricted stock awards to reward long-term performance, with excellent corporate performance and extended tenure, producing potentially significant value in alignment with building shareholder value.

Our Compensation Committee (“the Committee”) meets annually to perform a strategic review of our executive officers’ compensation levels to determine whether they provide appropriate incentives in light of current and projected company performance and trends in our business. The Committee reviews a comparison of executive officers’ compensation levels to a like competitor and to compensation surveys performed by Compdata Surveys of Dolan Technologies, Corp., for compensation for similar positions in manufacturing or service industries. For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers other than our Chief Executive Officer, the Committee typically considers recommendations from the Chief Executive Officer.

Components of Executive Compensation

Base Salary

Our base salary levels reflect a combination of factors, including competitive pay levels relative to our peer group, each executive’s experience and tenure, our overall annual budget for merit increases, the Company’s net income/loss and the executive’s individual performance. We review salary levels annually to recognize these factors. We do not target base salary on any particular percent of total compensation, however, incentive pay comprises a substantial component of the overall compensation package as an effort to retain and motivate the executive group.

We hired a new Chief Executive Officer and new Chief Financial Officer during 2006. The terms of the compensation packages for these two executives was shaped in part by negotiation during the hiring process. The annual base salary of our Chief Executive Officer was established at $220,000. The annual base salary of our Chief Financial Officer was set at $160,000, an amount determined by the Compensation Committee to make the salary for this officer competitive relative to current market pay for chief financial officers. As discussed below, the target bonus and stock award components of the packages for these two executives fall within the framework of our existing bonus and equity incentive programs for other executives.

Our continuing executive officers received raises ranging from 5-10% over their 2005 base salaries. A portion of the raise was a cost of living adjustment based on the Social Security Administration guidance, while a portion was to align compensation with market rates and to bring into alignment the base compensation among the officers.

Bonuses Under Cash Bonus Plans

We paid cash bonuses to our executive team in 2007 based on our 2006 OICP. Our Board of Directors approved the OICP upon the recommendation of the Committee in May 2006. The OICP provides for payment of two bonuses — an annual incentive (“AI”) bonus and an annual Performance Incentive Plan (“PIP”) bonus. In summary, the AI provides for payment of a bonus to each executive officer equal to a fixed percentage of his or her annual base salary, based on achievement of company-wide and divisional performance metrics. The PIP provides for payment of bonuses out of an additional bonus pool equal to 10% of the amount by which company performance exceeds a “stretch” company-wide performance target, allocated among the management team based on preset percentages. The terms of the OICP are described in greater detail under “Executive Bonus Programs — Cash Bonus Programs” below.

Each executive officer was eligible to receive an AI bonus of up to 40% of such officer’s annual base salary, consistent with the AI bonus payable under the 2006 OICP. Payment of the AI bonus to each executive officer is based on achievement of company-wide and divisional goals set for each executive officer, as set forth in the following table

			Performance
			Metric
Officer	% of Base	Performance Metric	Met?

Chief Executive Officer	40%	Adjusted EBITDA target*	Yes
Chief Financial Officer	40%	Adjusted EBITDA target*	Yes
VP Sales	12%	Beverage Division Adjusted EBITDA*	Yes
	12%	Beverage Division annual revenue target	No
	16%	Adjusted EBITDA target*	Yes
VP Alehouse Operations	12%	Alehouse Division Adjusted EBITDA	No
	12%	Alehouse Division revenue target	No
	16%	Adjusted EBITDA target*	Yes
VP Brewery Operations	12%	Beverage Division Adjusted EBITDA*	Yes
	12%	Beverage Division annual cost of goods sold target	Yes
	16%	Adjusted EBITDA target*	Yes

*	The Adjusted EBITDA target excludes the effects of the settlement with the federal Alcohol and Tobacco Tax and Trade Bureau.

We met the corporate Adjusted EBITDA target metric during 2006. As a result, our Chief Executive Officer and Chief Financial Officer received AI bonuses equal to 40% of their base salary (on a pro rata basis). Per the terms of the former Chief Executive and Chief Accounting Officers’ separation agreements, they received their pro rata portions as well. Our Vice President of Brewery Operations also received the full 40% AI bonus, as each of the beverage division metrics were satisfied. Our Vice President of Sales received an AI bonus equal to 28% of his base salary, as the beverage division did not meet the revenue target, and our Vice President of Alehouse Operations received a 16% AI bonus, as the alehouse division metrics were not met.

Payment of PIP bonuses for 2006 was conditioned on company performance in excess of a stretch adjusted EBITDA performance target. The Company did not pay a PIP bonus to executives during 2006 because, although the Company met the company-wide target for the AI bonus, it did not exceed the “stretch” adjusted EBITDA target established for payment of the PIP bonus.

Equity Compensation

We began relying more heavily on cash incentive bonuses for executive compensation beginning in 2004, and ceased issuing stock options as a significant component of executive compensation. However, we adopted our 2004 Equity Incentive Plan and began issuing restricted stock awards in order to encourage stock ownership and to align the interests of executives with those of shareholders.

The Committee awarded restricted stock to our new Chief Executive Officer and Chief Financial Officer in accordance with their employment offers. Mr. Barnum received a stock award of 50,000 shares effective January 1, 2007, subject to vesting over a five-year period. In addition, Mr. Barnum’s employment agreement entitles him to receive up to 70,000 shares of common stock — 7,000 shares upon the filing of our 2006 Annual Report on Form 10-K (“10-K Report”), 14,000 shares upon the filing of each 10-K Report for the years 2007-2010, and 7,000 shares upon the filing of our Form 10-Q (“10-Q Report”) for the quarter ended June 30, 2011, in each case provided that the Company achieves an increase in return on average net equity for the completed year of at least 200 basis points over the prior year, with the exception of fiscal year 2006, which required return on average net equity to exceed 100 basis points over fiscal year 2005. Each of these awards would vest one year after the date of grant. The Company achieved this metric in 2006, and therefore Mr. Barnum received the 7,000 share award.

Mr. O’Brien received a stock award of 20,000 shares effective January 1, 2007, subject to vesting over a five-year period. In addition, his offer letter entitles him to receive a 4,000 share award, effective January 1 of each year, upon the filing of each 10-K Report for the years 2007-2011, provided that the Company achieves an increase in return on average net equity of at least 200 basis points each year. Each of these 4,000 share awards would vest one year after the date of grant.

We also entered into revised employment agreements with each of our other executive officers in April 2006, as subsequently amended March 2007, that provide for the grant of restricted stock awards. Pursuant to these agreements, each officer received a stock award of 20,000 shares effective January 1, 2007, subject to vesting over a five-year period and continued employment on the date of vest. In addition, each officer is entitled to receive an additional 4,000 share award effective January 1 of each year until 2011, contingent upon achievement by the Company of an increase in return on an average net equity performance metric. Each of these officers received this award effective January 1, 2007, since the Company did achieve this metric during 2006.

Severance and Change of Control Payments

Each of our executive officers is entitled to receive benefits upon a change of control of Pyramid or upon the termination of each executive’s employment without cause or constructive termination. We entered into revised employment agreements with each executive officer in April 2006 that, among other things, extended the severance benefits to these officers. We granted similar severance provisions to our Chief Executive Officer and Chief Financial Officer as part of their employment offers.

In the event any executive officer’s employment is terminated without cause, the officer will be entitled to receive continued salary and health benefits for six months post-termination. In addition, our 2004 Equity Incentive Plan provides that, in the event of a change of control of Pyramid, each outstanding option or award will receive

100% vesting acceleration. In addition, for a period of 60 days following such change of control, each holder of a stock option or restricted stock award will be entitled to cash out such award for an amount per share equal to the change of control price per share less the exercise price per share.

Our Board of Directors determined to provide these change of control arrangements in order to mitigate some of the risk that exists for executives working for a company in an industry that is undergoing significant change. These arrangements are intended to attract and retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements, and to mitigate a potential disincentive to consideration and execution of an acquisition of Pyramid, particularly where the services of these executive officers may not be required by the acquirer.

For quantification of these severance and change of control benefits, please see the discussion under “Post Termination Compensation and Benefits” below.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees.

Report of Compensation Committee

The Compensation Committee of the Board of Directors makes the following report, which notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K with management, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included as part of this Proxy Statement and 2006 Annual 10-K Report.

Compensation Committee Members

Helen Rockey (Chair)* ◆ Kurt Dammeier ◆ Scott Svenson

*	Ms. Rockey joined the Compensation Committee on November 10, 2006, the date she was appointed to the Board.

EXECUTIVE COMPENSATION

Compensation Tables

The following table shows compensation paid or accrued for the last fiscal year ended December 31, 2006, to (i) the Company’s Chief Executive Officer and Chief Financial Officer; (ii) each of the three Named Executives earning in excess of $100,000; and (iii) Mr. Lennon and Mr. Rees, the Company’s former Chief Executive Officer and Chief Accounting Officer, respectively, each of who resigned during 2006.

Summary Compensation Table

						All Other
		Salary ($)		Stock Awards	Option Awards	Compensation	Total
Name and Principal Position	Year	(1)(2)(3)	Bonus ($)	($)(4)(5)	($)(6)	($)(7)(8)(9)	($)

Scott Barnum	2006	$129,789	$44,000	$4,999	$12,850	$31,414	$223,052
President and Chief Executive Officer
Michael O’Brien	2006	36,923	16,000	—	—	—	52,923
Chief Financial Officer and Vice President of Finance
Patrick Coll,	2006	133,344	21,698	—	—	6,715	161,757
Vice President, Alehouse Operations
Mark House,	2006	131,989	54,277	—	—	8,899	195,165
Vice President, Brewery Operations
Gary McGrath,	2006	158,477	45,007	—	—	9,959	213,443
Vice President, Sales
John Lennon	2006	186,492	52,000	281,400	—	280,080	799,972
Former President and Chief Executive Officer(10)
Jason Rees	2006	99,900	34,898	24,560	—	79,766	239,124
Former Chief Accounting Officer(11)

(1)	Includes $28,251 in director related fees paid to Mr. Barnum in 2006.

(2)	Represents the salary paid to Mr. Lennon during 2006 through June 30, 2006, the effective date of his resignation.

(3)	Represents the salary paid to Mr. Rees during 2006 through September 1, 2006, the effective date of his resignation.

(4)	Represents the proportionate amount of the total fair value of the stock awards recognized by Pyramid as an expense in 2006 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006 were determined in accordance with FAS 123(R). The awards for which expense is shown in this table include the awards described in the Grants of Plan-Based Awards table below. The assumptions used in determining the grant date fair values of these awards are set forth in footnotes to the Grants of Plan-Based Awards table and in the notes to our financial statements, which are included in the Annual 10-K Report.

(5)	Represents the dollar value of the stock received by Mr. Barnum for half of his annual retainer as a director, the remainder of which was paid in cash and is included in the Salary column.

(6)	Represents the amount of the total fair value of the stock option that was granted to Mr. Barnum under the Non-Employee Director Stock Option Plan on May 24, 2006, prior to Mr. Barnum becoming the President and Chief Executive Officer of the Company, and that we recognized as an expense in 2006 for financial accounting purposes. The fair value of this award and the amount expensed in 2006 was determined in accordance with FAS 123(R) to be the closing price on May 24, 2006, the date that the option was granted. The assumptions used in determining the grant date fair values of these awards are set forth in footnotes to the

Grants of Plan-Based Awards table and in the notes to our financial statements, which are included in the Annual 10-K Report.

(7)	Represents contributions paid by Pyramid under the Company’s 401(k) plan to Messrs. Coll, House, McGrath, Lennon and Rees in the amounts of $6,715, $8,899, $9,959, $8,220 and $6,686 respectively.

(8)	Does not include amounts attributable to miscellaneous benefits or perquisites received by the current executive officers (with the exception of Mr. Barnum whose benefit and perquisite are itemized separately). The costs to the Company of providing such benefits to any one of these executive officers during the year ended December 31, 2006 did not exceed $10,000 in the aggregate.

(9)	Includes amounts paid to Mr. Barnum as follows: $3,450 in car allowance and $27,964 for commuting via air travel, apartment rental, car rental and other such expenses.

(10)	In connection with Mr. Lennon’s resignation, and under the terms of his Separation Agreement and Release, he (a) is entitled to receive $260,000 representing one year’s salary, payable bi-weekly over one year; (b) is entitled to receive health benefits from July 15, 2006 through July 15, 2007 valued at $11,861, the amounts of which are reflected under the All Other Compensation column. The Stock Awards column also reflects the fair market value of the shares received by Mr. Lennon, based on the closing price on June 30, 2006. Under the terms of his employment agreement, Mr. Lennon received 70,000 shares on January 1, 2006 and pursuant to his Separation Agreement and Release, received an additional 35,000 shares of Pyramid common stock upon the effective date of his termination, all of which were issued free of any restrictions.

(11)	In connection with Mr. Rees’ resignation, and under the terms of his Employment Separation Agreement, he (a) is entitled to receive $65,400, representing six months’ salary payable bi-weekly over six months; (b) is entitled to receive health benefits from September 1, 2006 through March 31, 2007 valued at $7,680, the amounts of which are reflected under the All Other Compensation column. The Stock Awards column also reflects the fair market value of the shares received by Mr. Rees, based on the closing price on December 29, 2006. Under the terms of his employment agreement and pursuant to his Separation Agreement and Release, Mr. Rees received 8,000 shares effective January 1, 2007, all of which were issued free of any restrictions.

Executive Bonus Programs

Cash Bonus Programs

Beginning in 2002, the Committee instituted an incentive compensation plan for executive officers. This plan provided an opportunity for each of the executive officers to earn an annual cash bonus based on targeted levels of sales and EBITDA for each of the executive officers, with ceilings based on percentages of base salaries.

At the beginning of each year, the Committee adopts an Officer Incentive Compensation Plan for that fiscal year (“OICP”) that consists of two bonus programs: an annual incentive plan award (“AI”) that provides a bonus to each executive officer equal to a fixed percentage of his or her base salary, based on the achievement of company-wide and divisional performance goals, and an annual Performance Incentive Plan (“PIP”) bonus. In 2006, bonuses were earned under the AI as described in “Bonuses Under Cash Bonus Plans” above. The OICP also includes an Alternative Incentive Compensation Plan (“AICP”) bonus payable upon a change of control. The Committee also approves annual budgeted, total and adjusted EBITDA performance targets for bonuses to be paid under the AI and PIP and net return to shareholders performance targets for bonuses to be paid under the AICP.

The PIP provides for payment of annual cash bonuses from a specified PIP incentive pool established based on the achievement of the specified performance targets. The amount of the PIP bonus pool for fiscal year 2006 was established based on achievement of specified budgeted, total and adjusted EBITDA goals, calculated as set forth in the OICP for the 2006 plan year. If at least the minimum performance target was met, bonus payments would be allocated as a percentage of the PIP bonus pool as follows: 30% to the Chief Executive Officer; 15% to each of four Vice Presidents; and an additional 10% unallocated to be distributed at the Committee’s discretion. If the amount of the bonuses earned under the PIP exceed a specified level indexed to the executive officers’ base salaries as follows: 100% of base salary for the Chief Executive Officer; and 50% of base salary for the four Vice Presidents, any additional amount of the annual bonus value that exceeds the specified level for each executive officer will be paid in the form of restricted stock (and an additional incremental cash amount to cover any tax obligation). In 2006, no bonuses were earned under the PIP.

The AICP will replace the PIP if the Company is acquired, sold or merged with another entity resulting in a change of control of the Company. If the transaction results in a net return to shareholders in excess of a minimum target level established under the AICP, an AICP incentive bonus pool will be created to reward the executive officers. The amount of the AICP bonus pool will be established based on achievement of specified levels of net return to shareholders with a maximum bonus pool of $2.5 million. The AICP bonus will be paid in cash at the close of the transaction. The AICP bonus pool is allocated as follows: 27% to the Chief Executive Officer; 15% to each of four Vice Presidents; and 13% unallocated to be distributed at the Committee’s discretion. If a participating executive officer has been employed by the Company for less than two years as of the date of the transaction, any severance payments due that executive officer under existing severance agreement will be deducted from that executive officer’s AICP bonus. Any executive officers terminated without cause within six months prior to the transaction may participate fully in the AICP.

Long-Term Equity Incentive Compensation

The Committee administers the Company’s equity incentive plans, including the Company’s 2004 Equity Incentive Plan (the “2004 Plan”), which was approved by the Company’s shareholders at the annual shareholder meeting in 2004, under which the Committee may grant equity or cash-based awards to the Company’s executive officers, including incentive and non-qualified stock options, restricted stock awards, stock appreciation rights and performance awards. Stock options under the 2004 Plan expire ten years from the date of grant, and must have an exercise price of not less than the fair market value of Pyramid stock at the time of grant, as determined by the Board of Directors or the Compensation Committee. Restricted stock awards are generally subject forfeiture over a vesting period established by the Compensation Committee. At December 31, 2006, the number of unexercised stock options and unvested stock award shares, and the number of shares remaining available for future grant under the 2004 Plan are 539,500 and 1,104,866, respectively.

The Company’s executive officers are also eligible to participate in the Company’s Employee Stock Purchase Plan (“the Purchase Plan”). However, the Company terminated the Purchase Plan, after fourth quarter purchases, in January 2007.

Historically, the Committee has granted stock options under its stock option plan to executives as a long-term incentive. In 2004, however, the Committee relied more heavily on the Company’s cash incentive compensation plan and reduced its emphasis on stock incentives, granting only limited equity awards, primarily to new executive officers. The Committee intends to encourage stock ownership on the part of its executives in the future by providing for the limited use of restricted stock grants under the 2004 Plan.

The Committee did not award any stock options to the executive officers in 2006. However, subject to Mr. Lennon’s Employment Agreement and Separation Agreement and Release, the Company granted an aggregate of 105,000 restricted shares to Mr. Lennon under the terms of his respective agreements, the terms of which are governed by the 2004 Plan.

2006 Grants of Plan-Based Awards

The following table provides information on the grant of equity and non-equity awards during 2006.

						All Other
					All Other	Option
					Stock	Awards:
					Awards:	Number	Exercise	Grant Date
		Estimated Future Payouts			Number	Securities	or Base	Fair Value
		Under Equity Incentive			of Shares	Under-	Price of	of Stock
		Plan Awards			of Stock	lying	Option	and Option
		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	(#)	(#)(1)	(#)	(#)	(#)	($/Sh)	($)

Scott Barnum	5/24/2006	—	70,000	—	1,945 (2)	5,000 (3)	$2.57	$17,849
Michael O’Brien	—	—	20,000	—	—	—	—	—
Patrick Coll	—	—	20,000	—	—	—	—	—
Mark House	—	—	20,000	—	—	—	—	—
Gary McGrath	—	—	20,000	—	—	—	—	—
John Lennon	01/01/2006	—	—	—	70,000 (4)	—	—	178,500
	06/30/2006	—	—	—	35,000 (4)	—	—	93,800
Jason Rees	—	—	—	—	—	—	—	—

(1)	Represents the aggregate target number of performance-based shares of restricted stock that could be earned based on the Company’s achievement of pre-established goals under the executives’ respective employment agreements. The shares are subject to forfeiture restrictions that lapse on the first anniversary of the date of grant. Information relating to the terms of these awards is set forth in the section entitled “Post Termination Compensation and Benefits — Employment Contracts and Termination of Employment.”

(2)	Represents the grant of stock to Mr. Barnum under the Director Compensation Plan that he took in lieu of 50% of the cash portion of his $10,000 retainer prior to Mr. Barnum becoming an executive officer of the Company. The fair market value of the stock award was based on the closing price of Pyramid’s common stock ($2.57) on May 24, 2006, the date of grant.

(3)	The grants of stock options to Mr. Barnum were made under the Director Stock Option Plan on May 24, 2006, prior to Mr. Barnum becoming the Chief Executive Officer of the Company. The options were granted at the fair market value on the date of grant, based on the closing price of $2.57, and vested immediately upon grant.

(4)	Represents the stock awards granted to Mr. Lennon under his respective agreements. The shares became fully vested upon the date of his resignation. The fair market value of the stock awards was based on the following closing prices of Pyramid’s common stock on the date of grant: $2.55 on December 30, 2005 as to the grant made January 1, 2006, and $2.68 on June 30, 2006, the date in which his resignation was effective, as to the shares granted June 30, 2006.

2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise(#)	($)(1)	Vesting(#)(2)	($)

Scott Barnum	—	—	—	—
Michael O’Brien	—	—	—	—
Patrick Coll	—	—	—	—
Mark House	—	—	—	—
Gary McGrath	—	—	—	—
John Lennon	—	—	105,000	$281,400
Jason Rees	18,334	$19,984	—	—

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options (based on the closing price on the date of grant).

(2)	Represents shares of restricted stock issued to Mr. Lennon during 2006 and which restrictions lapsed under the terms of his Separation Agreement and Release, the terms of which are described under the section “Post Termination Compensation and Benefits — Severance Payments Made Under Agreements in 2006.”

2006 Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)
	Number of	Option
	Securities	Exercise	Option
	Underlying Options	Price	Expiration
Name	(#) Exercisable	($)	Date

Scott Barnum	5,000	$2.67	05/03/2011
	5,000	2.48	05/02/2012
	5,000	3.10	05/07/2013
	5,000	2.20	05/12/2014
	5,000	2.12	09/22/2015
	5,000	2.57	05/24/2016
Michael O’Brien	—	—	—
Patrick Coll	33,333	2.19	09/30/2012
	66,667	2.19	09/30/2012
Mark House	10,000	2.56	06/30/2008
	10,000	1.82	01/03/2010
	5,000	1.82	05/16/2010
	5,000	1.82	07/26/2010
	75,000	2.57	07/10/2011
Gary McGrath	50,000	2.00	10/25/2009
	100,000	2.00	11/15/2010
	1,500	1.82	07/26/2010
	1,300	1.82	05/16/2010
	5,000	2.29	03/11/2012
John Lennon	—	—	—
Jason Rees	1,700	1.56	09/01/2007
	5,000	2.30	09/01/2007

(1)	All unexercised stock options are currently exercisable. There were no shares of restricted stock that were unvested at December 31, 2006.

Post Termination Compensation and Benefits

Employment Contracts and Termination of Employment

Scott Barnum Employment Agreement.  We entered into an employment agreement with Mr. Barnum dated November 9, 2006 as the President and Chief Executive Officer of the Company. The agreement was effective June 30, 2006, the date that Mr. Barnum was appointed President and Chief Executive Officer by the Board. Mr. Barnum’s employment agreement provides an annual base salary of $220,000, a car allowance, and reasonable commuting expenses between California and Washington. Mr. Barnum also may receive a personal performance bonus in accordance with the Officer Incentive Compensation Plan in effect. If Mr. Barnum’s employment is terminated without cause, he will receive his annual base salary for a period of six months following the date of such termination, plus any incentive compensation bonuses for which he is eligible under the applicable plans, and medical benefits for a six month period following the date of such termination.

In addition, on January 1, 2007, Mr. Barnum received a restricted stock award for 50,000 shares of the Company stock pursuant to the terms of his employment agreement. The award shares are subject to forfeiture in the event Mr. Barnum’s employment is terminated, and vest equally in 20% installments, beginning January 1, 2008, and on the next four anniversaries of that date. If Mr. Barnum’s employment is terminated by the Company without cause or by Mr. Barnum for good reason, or as a result of Mr. Barnum’s death or disability, Mr. Barnum will be issued a prorated portion of the relevant annual restricted stock award as of the date his employment is terminated. Mr. Barnum also has the opportunity to receive annual performance awards for an additional 70,000 shares, 7,000 upon the filing of the December 31, 2006 10-K Report, 14,000 shares upon the filing of each 10-K Report for the fiscal years 2007 — 2010, and an additional 7,000 shares upon the filing of the June 30, 2011 10-Q Report, each of which is based on the Company’s achievement of certain performance goals. Going forward, if Mr. Barnum’s employment is terminated by the Company without cause or by Mr. Barnum for good reason, or as a result of Mr. Barnum’s death or disability, Mr. Barnum will be issued a prorated portion of the relevant annual performance award as if the relevant annual performance goal had been reached, prorated to the date his employment is terminated and granted as of the date his employment is terminated. These restricted stock awards will be issued under and pursuant to the terms of the Company’s 2004 Plan. The restricted stock awards will be subject to a forfeiture restriction that will lapse on the first anniversary of their respective dates of issuance. In addition, the forfeiture restriction will lapse on an accelerated basis under certain circumstances in the event of a company transaction or change in control as provided in the 2004 Plan, as described in detail below.

Michael O’Brien Employment Agreement.  We entered into an employment agreement with Mr. O’Brien dated September 25, 2006 as the Chief Financial Officer and Vice President of Finance of the Company. Mr. O’Brien’s employment agreement provides for an initial annual base salary of $160,000 plus a car allowance. Mr. O’Brien is also eligible to participate in the Officer Incentive Compensation Plan in effect, whereby he may receive a personal performance bonus, based on the Company’s annual performance. If Mr. O’Brien’s employment is terminated without cause any time after January 1, 2008, he will receive his annual base salary for a period of six months following the date of such termination, plus any incentive compensation bonuses for which he is eligible under the applicable plans, and medical benefits for a six month period following the date of such termination.

In addition, on January 1, 2007, Mr. O’Brien received a restricted stock award for 20,000 shares of the Company stock pursuant to the terms of his employment agreement. The restrictions and the vesting schedule for the restricted stock award are identical to those governing the award granted to Mr. Barnum as discussed above. Mr. O’Brien also has the opportunity to receive annual performance awards for an additional 20,000 shares to be granted in increments of 4,000 shares on the filing of each 10-K Report for the years ended 2007 — 2011. Going forward, if Mr. O’Brien’s employment is terminated by the Company without cause or by Mr. O’Brien for good reason, or as a result of Mr. O’Brien’s death or disability, Mr. O’Brien will be issued a prorated portion of the relevant annual performance award as if the relevant annual performance goal had been reached, prorated to the date his employment is terminated and granted as of the date his employment is terminated. These restricted stock awards will be issued under and pursuant to the terms of the Company’s 2004 Plan. The restricted stock awards will be subject to a forfeiture restriction that will lapse on the first anniversary of their respective dates of issuance. In addition, the forfeiture restriction will lapse on an accelerated basis under certain circumstances in the event of a company transaction or change in control as provided in the 2004 Plan, as described in detail below.

The table below shows the maximum amounts that could be paid to the Chief Executive Officer and Chief Financial Officer under their respective agreements. The following information is based on (i) the executives’ compensation at December 31, 2006; and (ii) assumes the executive has been employed by the Company for a full year on the triggering event of December 31, 2006.

	Chief Executive Officer		Chief Financial Officer
		Termination		Termination
	Termination	(without cause) Due	Termination	(without cause) Due
	(without cause) or	to a Company	(without cause) or	to a Company
	by Executive (with	Transaction or	by Executive (with	Transaction or
	good reason)	Change in Control	good reason)	Change in Control
	(1)	(2)	(1)	(2)

Base salary	$110,000	$—	$80,000	$—
Targeted bonus	88,000	675,000	64,000	375,000
Healthcare	7,680	—	7,680	—
Fair market values of accelerated equity vesting(3)	74,084	264,798	12,280	61,400
Accrued Vacation	2,538	—	3,192	—
Perquisites	—	—	—	—
Total	$282,302	$939,798	$167,152	$436,400

(1)	For purposes of this table, the targeted bonus is determined based on the maximum amount that could be paid under the AI. However, such amount excludes the maximum amount that could be paid under the PIP based on the fact that there is no defined maximum payout as the PIP is calculated based on a bonus pool equal to 10% of the amount by which company performance exceeds a “stretch” company wide performance target, allocated among the management team based on percentages.

(2)	For purposes of this table, the targeted bonus is determined based on the maximum AICP bonus that could be paid under OICP due to a change in control.

(3)	For purposes of this table, the fair market value of the accelerated vesting of equity awards is determined to be the price of Pyramid’s common stock on December 29, 2006.

Employment Agreements with Patrick Coll, Mark House and Gary McGrath.  We entered into employment agreements, as amended April 26, 2006, and most recently in March 2007, with Mr. Coll, Mr. House and Mr. McGrath. Mr. Coll serves as Vice President — Alehouse Operations, Mr. House serves as Vice President — Brewery Operations and Mr. McGrath serves as Vice President — Sales of the Company. Under their respective agreements, each will receive an annual base salary of: $135,613 for Mr. Coll, $135,692 for Mr. House and $160,740 for Mr. McGrath, plus a car allowance. The executives also have the opportunity to receive an annual bonus of up to 40% of his respective base salary based on meeting certain financial targets and objectives. If executives’ employment is terminated without cause, he will receive his annual base salary for a period of six months plus any incentive compensation bonuses for which he is eligible under the applicable plans, and medical benefits for a six month period following the date of such termination. Upon execution of his original agreement, Mr. Coll received an option to purchase 100,000 shares of common stock, of which 33,333 shares vested on the first anniversary of his employment and the remaining shares of which vested in equal monthly installments on his second and third years of employment. In addition, on January 1, 2007, each executive received a restricted stock award for 20,000 shares of Company common stock, with identical terms and vesting schedule governing the award granted to Mr. Barnum as discussed above. Each executive will also have the opportunity to receive annual performance awards for an additional 20,000 shares under the same terms and vesting schedule as those governing the performance awards for Mr. O’Brien as discussed above.

The table below shows the maximum amounts that could be paid to the Messrs. Coll, House and McGrath under their respective agreements. The following information is based on (i) the executive’s salary at December 31, 2006; and (ii) assumes the triggering event was December 31, 2006.

	Patrick Coll		Mark House		Gary McGrath
		Termination		Termination		Termination
	Termination	(without cause)	Termination	(without cause)	Termination	(without cause)
	(without cause)	Due to a	(without cause)	Due to a	(without cause)	Due to a
	or by Executive	Company	or by Executive	Company	or by Executive	Company
	(with good	Change in	(with good	Change in	(with good	Change in
	reason)	Control	reason)	Control	reason)	Control
	(1)	(2)	(1)	(2)	(1)	(2)

Base salary	$67,807	$—	$67,846	$—	$80,370	$—
Targeted bonus	54,245	375,000	54,277	375,000	64,296	375,000
Healthcare	7,680	—	7,680	—	7,680	—
Fair market values of accelerated equity vesting(3)	24,560	161,680	24,560	141,280	24,560	241,580
Accrued Vacation	10,432	—	10,437	—	12,365	—
Total	$164,724	$536,680	$164,800	$516,280	$189,271	$616,580

(1)	For purposes of this table, the targeted bonus is determined based on the maximum amount that could be paid under the respective agreements. However, such amount excludes the maximum amount that could be paid under the PIP based on the fact that there is no defined maximum payout as the PIP is calculated based on a bonus pool equal to 10% of the amount by which company performance exceeds a “stretch” company wide performance target, allocated among the management team based on percentages.

(2)	For purposes of this table, the targeted bonus is determined based on the maximum AICP bonus that could be paid under OICP due to a change in control.

(3)	For purposes of this table, the fair market value of the accelerated vesting of equity awards is determined to be the price of Pyramid’s common stock on December 29, 2006.

Acquisition or Change in Control

Under the 2004 Plan, to maintain all of the participants’ rights in the event of an acquisition that is not a change in control or a related party transaction (as those terms are defined in the 2004 Plan), unless the compensation committee determines otherwise at the time of grant with respect to a particular award or elects to cash out awards:

•	all outstanding awards become fully and immediately exercisable, and any restrictions or forfeiture provisions lapse, immediately prior to the company transaction, unless such awards are converted, assumed, or replaced by the successor company; and

•	performance awards earned and outstanding become payable in full at target levels and deferrals or other restrictions not waived by the compensation committee shall remain in effect.

In addition, under the 2004 Plan, to maintain all of the participants’ rights in the event of a change in control, unless the compensation committee determines otherwise with respect to a particular award:

•	any options and stock appreciation rights shall become fully exercisable and vested to the full extent of the original grant;

•	any restrictions and deferral limitations applicable to any restricted stock or stock units shall lapse;

•	all performance shares and performance units shall be considered to be earned and payable in full at target levels, and any deferral or other restriction shall lapse and such performance stock and performance units shall be immediately settled or distributed;

•	any restrictions and deferral limitations and other conditions applicable to any other awards shall lapse, and such other awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant; and

•	the compensation committee can provide a cash-out right for awards in connection with a change in control.

If certain corporate transactions occur (such as a merger, consolidation or acquisition by another corporation of all or substantially all of our assets), each outstanding option to purchase shares under the Employee Stock Purchase Plan will be assumed or an equivalent option substituted by a successor company or its parent. If the successor company refuses to assume or substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before the proposed transaction. In the event of a proposed liquidation or dissolution of the Company, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

2006 Severance Payments Made Under Agreements

Payments Made to John Lennon.  Effective June 30, 2006, Mr. Lennon resigned as the Company’s President and Chief Executive Officer, as well as a member of the Board of Directors. In connection with his resignation and under a Separation Agreement and Release between Mr. Lennon and Pyramid dated July 3, 2006, Mr. Lennon would receive one year’s salary of $260,000 and health benefits for one year, a stock award for 35,000 shares of the Company’s common stock, and removal of restrictions on a previously granted award for 70,000 shares. In addition, Mr. Lennon received $52,000, representing one half of the CEO Bonus payable under the 2006 Officer’s Incentive Compensation Plan. The total severance amounts payable under Mr. Lennon’s Separation Agreement and Release are detailed in the “Summary Compensation Table.”

Payments Made to Jason Rees.  Effective September 1, 2006, Mr. Rees resigned as the Company’s Vice President of Finance and Chief Accounting Officer. In connection with his resignation and under an Employment Separation Agreement between Pyramid and Jason Rees dated August 25, 2006, Mr. Rees would receive six months salary of $65,400 and health benefits through March 31, 2007. Mr. Rees also received a stock award dated January 1, 2007 for 8,000 shares of the Company’s common stock, and his pro rata portion of bonus earned through September 1, 2006 under the 2006 Officer’s Incentive Compensation Plan. The total severance amounts payable under Mr. Rees’ Employment Separation Agreement are detailed in the “Summary Compensation Table.”

PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2007, for (i) each person known to the Company to own beneficially more than 5% of the common stock, (ii) each of the Company’s directors and Named Executive Officers, and (iii) all of the Company’s current executive officers and directors as a group. Except as otherwise noted and subject to any applicable community property laws, the named beneficial owner has sole voting and investment power.

Directors and Executive Officers

	Shares of
	Common Stock	Shares Subject	Percentage
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)	to Options(3)	Ownership

George Hancock*	1,122,178	30,000	12.3%
Lee Andrews*	10,000	10,000	0.1
Scott Barnum(4)*	114,267	30,000	1.2
Kurt Dammeier*	1,539,620	25,000	16.8
Helen Rockey*	—	—	—
David Rostov*	—	—	—
Scott Svenson(5)*	83,542	25,000	0.9
Patrick Coll(6)	124,000	100,000	1.4
Mark House(6)	141,226	105,000	1.5
Gary McGrath(6)	164,072	137,800	1.8
Michael O’Brien(7)	20,000	—	0.2
All current executive officers and directors as a group (11 persons)	3,318,905	462,800	36.2%

*	Denotes director of Pyramid

(1)	The address of each named shareholder is c/o Pyramid Breweries Inc., 91 South Brougham Way, Seattle, Washington 98134.

(2)	Includes shares of common stock subject to stock options or other convertible securities that are currently exercisable for or convertible into shares of our common stock, or that will be exercisable for or convertible into shares of our common stock within 60 days after March 31, 2007. Also includes restricted stock subject to periodic vesting for which the individual has voting rights. These securities are deemed to be outstanding and beneficially owned by the person holding such stock options or other convertible securities for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes options exercisable within 60 days after March 31, 2007.

(4)	Includes 57,000 shares of restricted stock that are subject to lapsing forfeiture that will not lapse within 60 days after March 31, 2007 and 27,267 shares held in a family trust where investment power shared with spouse, Deborah S. Barnum, as co-trustee.

(5)	Includes 55,000 shares held by The Sienna Group, an entity in which Mr. Svenson is the managing partner.

(6)	Includes 24,000 shares of restricted stock that are subject to forfeiture restrictions that lapse as to 8,000 shares on January 1, 2008 and as to 4,000 shares annually beginning January 1, 2009.

(7)	Includes 20,000 shares of restricted stock that are subject to forfeiture restrictions that lapse as to 4,000 shares annually beginning January 1, 2008.

5% Shareholders

	Shares of Common Stock	Percentage
	Beneficially Owned(1)	Ownership

Dimensional Fund Advisors LP	551,927	6.18%
1299 Ocean Avenue Santa Monica, CA 90401

(1)	Dimensional Fund Advisors LP, an investment advisor, furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. These companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of Pyramid that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Pyramid held by the Funds; however, Dimensional disclaims beneficial ownership of such securities.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Moss Adams LLP currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s financial statements for the fiscal years ended December 31, 2006, 2005 and 2004. The Audit Committee has appointed Moss Adams LLP to serve as the Company’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2007.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders of the Company for ratification. However, upon the recommendation of the Audit Committee, the Board of Directors has determined to submit the selection of auditors to the shareholders for ratification. In the event the shareholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain Moss Adams LLP, and may retain that firm or another without re-submitting the matter to the Company’s shareholders. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and its shareholders’ best interest.

Representatives of Moss Adams LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Principal Accountant Fees and Services

The aggregate fees billed by Moss Adams LLP for the fiscal years ended December 31, 2006 and 2005 are as follows:

	2006	2005

Audit Fees(1)	$124,000	$137,000
Audit-Related Fees(2)	16,000	—
Tax Fees(3)	—	26,000
All Other Fees	—	—

Total Fees	$140,000	$163,000

(1)	Audit fees primarily included services for the audit of our annual consolidated financial statements, review of quarterly financial statements, consents and other services related to filings with the SEC.

(2)	Audit related fees primarily include fees incurred in conjunction with the TTB settlement, executive search and Sarbanes-Oxley.

(3)	Tax fees consisted of tax compliance services performed in conjunction with federal and state tax return filings.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by our independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the independent registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services, must be specifically pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Report of the Audit Committee

The Audit Committee operates under a written charter adopted by the Company’s Board of Directors.

The Audit Committee is responsible for providing independent oversight of the Company’s accounting functions and internal controls. The responsibilities of the Audit Committee include recommending to the Board an accounting firm to be retained as the Company’s independent registered public accounting firm. As appropriate, the Audit Committee meets and consults with the Company’s management and independent registered public accounting firm to review and evaluate the Company’s financial statements and the disclosures contained in those statements and to monitor and oversee the Company’s internal control system, its accounting and financial reporting process, its independent audit function and its compliance with applicable laws and regulations.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee members are not professional accountants or auditors, and are not responsible for conducting reviews of auditing or accounting procedures, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with the auditors and the experience of the Audit Committee’s members in business, financial, and accounting matters.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and with the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and by the final rules implementing the provisions of Section 204 of the Sarbanes-Oxley Act of 2002.

The Audit Committee has also received the letter, which includes the written disclosures from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm and its review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

Audit Committee Members

David Rostov (Chair)* ◆ Lee Andrews ◆ Scott Svenson

*	Mr. Rostov joined the audit committee effective February 7, 2007, the date on which he became a director.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter and in accordance with our Code of Conduct for Officers, Directors and Employees of Pyramid and our Code of Ethics for Senior Financial Officers, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company.

Therefore, transactions between the Company or its affiliates and related persons (including directors and executive officers of the Company, or their immediate family) are approved by the Audit Committee, in accordance with the policies and procedures set forth in the policy governing “related persons transactions” adopted by the Board of Directors. Under the Related Persons Transaction Policy, a transaction between a “related person” shall be consummated only if the designated committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. After its review, the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in good faith.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires reports relating to the stock ownership of the Company’s directors, executive officers and beneficial owners of more than 10% of any equity security of the Company to be filed with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that the required Section 16(a) reports during fiscal 2006 for our directors and executive officers were timely filed, except Form 4 filings for Mr. Barnum and Mr. O’Brien in connection with the grant of restricted stock, and a Form 4 filing for Mr. McGrath for an option exercise which, due to an administrative oversight, were inadvertently filed late. All forms have subsequently been filed to report these shares.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2008 Annual Meeting of Shareholders must be received by the Company no later than December 28, 2007 by 5:00 p.m. Pacific Standard Time in order to be included in the proxy statement relating to the annual meeting. Proposals should be mailed to the Company, to the attention of the Corporate Secretary, 91 South Royal Brougham Way, Seattle, Washington 98134. Receipt by the Company of a proposal from a shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2008 Annual Meeting of Shareholders, because there are other relevant requirements in the SEC’s proxy rules that must be met. In addition, if the Company receives notice of a shareholder proposal after March 3, 2008, the persons named as proxies in the proxy statement for the 2008 Annual Meeting will have discretionary voting authority to vote on such proposal at the 2008 Annual Meeting.

HOUSEHOLDING

The Company delivers a copy of its proxy materials to each shareholder, including those who share an address. Shareholders who share the same last name and address and want to receive only one copy of the proxy materials may request to receive a single copy by notifying the company in writing no later than 30 days prior to the mailing of the proxy materials each year at the following address: Pyramid Breweries Inc., Corporate Secretary, 91 South Royal Brougham Way, Seattle, Washington 98134.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters, which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

By Order of the Board of Directors,

/s/  Michael R. O’Brien
Michael R. O’Brien
Secretary

DIRECTIONS TO
PYRAMID BREWERIES INC. ANNUAL MEETING OF SHAREHOLDERS

Pyramid Alehouse and Brewery 1201 1st Avenue South Seattle, WA 98134 206-682-8322
On-site Parking Available in the Front and Rear of the Building.

Via I-5 Northbound

•	Take exit 164B — 4th Avenue South

•	Take a right onto 4th Avenue South and continue one block

•	Take a right onto South Royal Brougham Way and continue four blocks to 1st Avenue South. You will see the Alehouse across 1st Avenue South on the left corner.

Via I-5 Southbound

•	Take exit 164 and follow the signs to 4th Avenue off-ramp

•	Take a right onto 4th Avenue South and continue 1 block

•	Take a right onto South Royal Brougham Way and continue four blocks to 1st Avenue South. You will see the Alehouse across 1st Avenue South on the left corner.

Via Highway 99 Northbound

•	Take the Seneca Street exit

•	Take a right onto 1st Avenue travel approximately 1 mile to intersection of 1st Avenue South and Royal Brougham Way. You can either go straight on 1st Avenue South and park in the front parking lot or make a right onto South Royal Brougham Way and park in the rear parking lot.

Via Highway 99 Southbound

•	Take the 1st Avenue South exit

•	Continue on 1st Avenue at the intersection of 1st Avenue South and Royal Brougham Way. You can either go straight on 1st Avenue South and park in the front parking lot or make a right onto South Royal Brougham Way and park in the rear parking lot.

Via I-90 Westbound

•	Follow I-90 to the 4th Avenue South exit (Freeway ends here)

•	Take a right onto 4th Avenue South and continue for one block

•	Take a right onto South Royal Brougham Way and continue four blocks to 1st Avenue South. You will see the Alehouse across 1st Avenue South on the left corner.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
PYRAMID BREWERIES INC.
91 South Royal Brougham Way / Seattle, Washington 98134
For the Annual Meeting To Be Held Wednesday, May 23, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF THE COMPANY
     Revoking any such prior appointment, the undersigned, a shareholder of Pyramid Breweries Inc. hereby appoints Scott Barnum and Michael O’ Brien and either of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Annual Meeting of Shareholders of said Corporation to be held at the Pyramid Alehouse, 1201 First Avenue South, Seattle, Washington on Wednesday, May 23, 2007 at 9:00 a.m. local time and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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This proxy when properly executed will be voted as directed. If no direction is indicated, this proxy will be voted for the following proposals:	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

The Board of Director recommends a vote FOR Proposals 1 and 2.		FOR	WITHHELD FOR ALL

Proposal 1.	Election of Directors Nominees:	☐	☐
To serve for a three-year term expiring 2010:
     01 Kurt Dammeier
     02 Helen Rockey

To serve for a two-year term expiring 2009:
     03 Jurgen Auerbach
     04 David Rostov
(Instruction: to withhold authority to vote for any individual nominee, write the nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
Proposal 2.	Ratification of the Appointment of Moss Adams LLP as the Company’s Independent Registered Public Accountants	☐	☐	☐
With respect to the transaction of such other business as may properly come before the Meeting, Proxyholder, in his sole discretion, will vote the proxy as he may see fit. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such; if a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Please mark, sign, date and return the proxy card
promptly using the enclosed envelope.
Your name and address are shown as
registered — please notify the Corporation
of any change to your address.

Signature	Signature if held jointly	Dated	, 2007

Please sign exactly as name appears.

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